Exhibit 10.1

James Nisco

Re: Retention Bonus Opportunity

Dear James:

We are pleased to inform you that, in recognition of your contributions to Lisata Therapeutics, Inc. (the “Company”), you are being offered the opportunity to receive a retention bonus (the “Retention Bonus”) on the following terms and conditions:

1.
Eligibility for Retention Bonus. Subject to satisfaction of the conditions set forth below, you will be eligible to be paid a Retention Bonus in the gross amount of $200,000, less applicable deductions and withholdings, payable in a lump sum to be made within thirty (30) days of the effective date of the Release (as defined below), subject to the terms of Section 2(b). The “Retention Date” means December 31, 2026.

2.	Conditions to Payment. In order to receive the Retention Bonus, all of the following conditions must be satisfied:

(a)
You must remain employed by the Company or its subsidiaries in good standing and comply with the terms set forth in this letter through the Retention Date and not have provided notice of your intention to resign; provided that if you are terminated by the Company without Cause (as defined below) prior to the Retention Date, you shall be eligible for the Retention Bonus which shall be paid within thirty (30) days of the effective date of the Release (as defined below) subject to the terms of Section 2(b); and

(b)
You must execute and not revoke a release of claims through the Retention Date or, if earlier, your termination of employment without Cause, in favor of the Company and its affiliates in such form as is presented by the Company (the “Release”). If the applicable review or revocation period for the Release crosses tax years, payment of the Retention Bonus will not be made until the first regularly scheduled payroll date in the second tax year.

(c)
“Cause” means (as determined in good faith by the Company): (i) your refusal to comply with direct instructions of the Company that are reasonable and consistent with your duties to the Company and/or its subsidiaries and with relevant requirements of applicable law, which noncompliance, to the extent curable, you fail to cure within ten (10) days following receipt of written notice from the Company; (ii) you engage in dishonest or willful misconduct which has or is reasonably expected to have a material and adverse effect on the Company, any of its subsidiaries or any of their respective affiliates; (iii) you perpetrate a fraud, theft, embezzlement or misappropriation against or affecting the Company, any of its subsidiaries or any of their respective affiliates or any customer, client, agent, creditor, equity holder or employee of the Company, any of its subsidiaries or any of their respective affiliates; (iv) you breach any material obligation that you owe to the Company, any of its subsidiaries or any of their respective affiliates, which breach, to the extent curable, you fail to cure ten (10) days following receipt of written notice thereof from the Company; (v) you are convicted of, enter a plea of guilty or nolo contendere or have otherwise admitted to the commission of a felony or indictable offence; (vi) you violate any law or regulation applicable to the Company, any of its subsidiaries, or any of their respective affiliates or breach any of your duties to the Company, any of its subsidiaries or any of their respective affiliates; or (vii) you fail to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, engages in the willful destruction of or fails to preserve documents or other materials known to be relevant to such investigation or induces others to fail to cooperate or to produce documents or other materials in connection with such investigation.

3.
Termination of Employment. If your employment with the Company and its subsidiaries terminates for any reason prior to the Retention Date other than a termination without Cause (or any other condition set forth in paragraph 2 above is not satisfied), your right to payment of the Retention Bonus will be forfeited in its entirety.

4.	Tax Withholding. Payment of the Retention Bonus will be subject to applicable federal, state and local tax deductions and withholding.

5.
Effect on Other Benefits. You acknowledge that payment of the Retention Bonus is not part of normal or expected compensation for purposes of calculating or paying any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, matching contributions or similar payments. For the avoidance of doubt, payment of the Retention Bonus shall, in each case, have no effect on any benefits derived from your Separation Benefits Agreement, executed by and between you and the Company on June 10, 2025.

6.
Assignment. The obligation to pay the Retention Bonus is solely that of the Company, provided that the Company may assign its obligations to any affiliate or entity that succeeds to the Company’s business. You may not assign your right to receive the Retention Bonus.

7.
No Right to Continued Employment. The grant of this Retention Bonus opportunity does not give you any right to continue your employment relationship with the Company or its subsidiaries, and you shall remain subject to discharge to the same extent as if this opportunity were not granted to you.

8.
Confidentiality. You understand that the matters described in this letter are confidential, and you agree that you will not disclose or discuss the terms of this letter with any person or entity (other than your immediate family, legal professional, or tax professional), except as required by applicable law.

9.
Governing Law; JURY WAIVER. Any dispute arising out of or relating to this letter shall be decided by applying the laws of the State of New York without regard to conflicts of law principles. Each party acknowledges and agrees that any controversy that may arise under this letter is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right to a trial by jury in connection with any dispute arising out of or relating to this letter.

10.
Section 409A Compliance. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this letter, payments provided hereunder may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter comply with Section 409A, and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

11.
Entire Agreement. This letter contains the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any prior understandings or agreements, whether written or oral, between you and the Company concerning the Retention Bonus. Notwithstanding the foregoing, nothing in this letter shall supersede, limit or otherwise affect any restrictive covenant, confidentiality, non-competition, non-solicitation, invention assignment or similar obligations you may have to the Company, any of its subsidiaries or any of their respective affiliates under any other agreement.

We hope that this arrangement encourages your continued commitment to the Company. Please acknowledge your agreement to the terms of this letter by countersigning it in the space below and returning it to me.

[Signature page on following page]

Sincerely,

Lisata Therapeutics, Inc.

By:	/s/ David J. Mazzo, Ph.D.
Name: David J. Mazzo, Ph.D.
Title: Chief Executive Officer

/s/ James Nisco
James Nisco

Date: 8/3/2026